As filed with the Securities and Exchange Commission on April 1, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-3608069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1700 Flight Way Tustin, California	92782
(Address of Principal Executive Offices)	(Zip Code)
Second Amended and Restated Virgin Galactic Holdings, Inc. 2023 Employment Inducement Incentive Award Plan
(Full Title of the Plan)

Michael Colglazier
Chief Executive Officer and President
1700 Flight Way
Tustin, California 92782
(Name and Address of Agent for Service)

(949) 774-7640 (Telephone Number, including Area Code, of Agent for Service)
Copies to:

Sarah Kim Executive Vice President, Chief Legal Officer and Corporate Secretary Virgin Galactic Holdings, Inc. 1700 Flight Way Tustin, California 92782 (949) 774-7640	Kevin C. Reyes Drew Capurro Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering 555,000 shares of common stock of Virgin Galactic Holdings, Inc. (the “Registrant”) under the Second Amended and Restated Virgin Galactic Holdings, Inc. 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

In accordance with Instruction E to Form S-8, the contents of the prior registration statements on Form S-8, File Nos. 333-272529 and 333-287801, previously filed with the Securities and Exchange Commission (the “SEC”) with respect to the Inducement Plan, are hereby incorporated by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Virgin Galactic Holdings, Inc. is sometimes referred to as the “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference

The SEC’s rules allow us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this registration statement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this registration statement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or a subsequently filed document incorporated by reference modifies or replaces that statement.

We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

•our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026; and
•the description of our common stock contained in the our registration statement on Form 8-A dated September 11, 2017, filed with the SEC on September 12, 2017, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the Registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the Registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed Herewith
		Form	Date Filed	Number
3.1	Certificate of Incorporation of the Registrant	8-K	10/29/19	3.1
3.1(a)	Certificate of Amendment to Certificate of Incorporation of the Registrant	8-K	06/14/24	3.1
3.2	Amended and Restated By-Laws of the Registrant	8-K	08/29/25	3.1
4.1	Specimen Common Stock Certificate of the Registrant	8-K	10/29/19	4.2
5.1	Opinion of Latham & Watkins, LLP				X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)				X
23.2	Consent of Ernst & Young LLP				X
24.1	Powers of Attorney (incorporated by reference to the signature page hereto)				X
99.1+	Second Amended and Restated 2023 Employment Inducement Incentive Award Plan	10-K	03/30/26	10.3
99.2+	Form of Restricted Stock Unit Agreement under the 2023 Employment Inducement Incentive Award Plan	S-8	06/08/23	99.2
99.3+	Form of Performance-Vesting Restricted Stock Unit Agreement under the 2023 Employment Inducement Incentive Award Plan	S-8	06/08/23	99.3
99.4+	Form of Executive Restricted Stock Unit Agreement under the Second Amended and Restated 2023 Employment Inducement Incentive Award Plan	10-K	03/30/26	10.3(c)
99.5+	Form of Non-Executive Restricted Stock Unit Agreement under the Second Amended and Restated 2023 Employment Inducement Incentive Award Plan	10-K	03/30/26	10.3(d)
99.6+	Form of Executive Performance-Vesting Restricted Stock Unit Agreement under the Second Amended and Restated 2023 Employment Inducement Incentive Award Plan	10-K	03/30/26	10.3(e)
99.7+	Form of Non-Executive Performance-Vesting Restricted Stock Unit Agreement under the Second Amended and Restated 2023 Employment Inducement Incentive Award Plan	10-K	03/30/26	10.3(f)
107	Filing Fee Table				X
+ Indicates management contract or compensatory plan.
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on April 1, 2026.

Virgin Galactic Holdings, Inc.
By:	/s/ Michael Colglazier
Michael Colglazier
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Colglazier and Douglas Ahrens, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michael Colglazier Michael Colglazier	Chief Executive Officer and President (Principal Executive Officer) and Director	April 1, 2026
/s/ Douglas Ahrens Douglas Ahrens	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 1, 2026
/s/ Raymond Mabus, Jr. Raymond Mabus, Jr.	Director	April 1, 2026
/s/ Henio Arcangeli, Jr. Henio Arcangeli, Jr.	Director	April 1, 2026
/s/ Luigi Brambilla Luigi Brambilla	Director	April 1, 2026
/s/ Tina Jonas Tina Jonas	Director	April 1, 2026
/s/ Craig Kreeger Craig Kreeger	Director	April 1, 2026
/s/ Wanda Sigur Wanda Sigur	Director	April 1, 2026
/s/ Diana Strandberg Diana Strandberg	Director	April 1, 2026
/s/ W. Gilbert West W. Gilbert West	Director	April 1, 2026